Exhibit 10.20

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Indemnity”) is made as of this 31st day of October, 2007, by HARD ROCK HOTEL, INC., a Nevada corporation, (“HRHI”) in favor of MORGANS HOTEL GROUP CO., a Delaware corporation (“Morgans”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in that certain Agreement, dated as of October 31, 2007, by and among, Morgans, HRHI, and Navegante HR, LLC (the “Gaming Agreement”), a copy of which is attached hereto and made a part hereof as Exhibit A.

Pursuant to the Gaming Agreement, Morgans and HRHI are jointly and severally liable for certain obligations to Navegante HR, LLC (“Operator”) as more particular described in the Gaming Agreement (collectively, the “Navegante Obligations”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HRHI hereby unconditionally and irrevocably covenants and agrees to indemnify, defend, protect and hold harmless Morgans, its affiliates, and the officers, directors, employees, shareholders and representatives (collectively, the “Morgans Indemnitees”) from and against one hundred percent (100%) of any and all amounts paid by Morgans to the Operator pursuant to the Navegante Obligations, as well as all reasonable claims, losses, damages, costs, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments attorneys’ fees and related litigation or other dispute resolution costs incurred by Morgans under or in connection with, or relating to, the Gaming Agreement or the Navegante Obligations. Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to HRHI a written statement or notice therefor indicating the amount due and payable by HRHI pursuant to this Indemnity, and the reason for such payment, HRHI shall make payment of such amount to the Morgans Indemnitee requesting the same.

This Indemnity may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Morgans Indemnitee (other than Morgans, which is a party hereto) shall be deemed to be a third party beneficiary under this Indemnity.

This Indemnity shall be governed by the law of the State of New York without regard for conflicts of laws principles.

IN WITNESS WHEREOF, HRHI has executed this Indemnity as of the date first written above.

HARD ROCK HOTEL INC.

By:	/s/ Dean Boswell
Name:	Dean Boswell
Title:	Chief Financial Officer

For purposes of acknowledging and agreeing that HRHI is obligated for the indemnification of the Morgans Indemnitees as set forth in this Indemnity:

DLJ MB IV HRH, LLC

By:	/s/ Steven Rattner
Name:	Steven Rattner
Title:	Authorized Signatory

EXHIBIT A TO INDEMNITY

Gaming Agreement

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